Exhibit 99.1

Cost-U-Less Reports Earnings of 15 cents per share for Third Quarter.

Bellevue, WA, October 27, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the third fiscal quarter ended September 25, 2005.

Highlights for the third fiscal quarter ended September 25, 2005, were as follows:

•	EPS of $0.15 compared to EPS of $0.14 for Q3 2004.

•	Sales of $53.0M, a 3.8% increase over Q3 2004.

•	Comparable store sales (stores open a full 13 months) an increase of 5.5% over Q3 2004.

For the third fiscal quarter of 2005 the Company reported net income of $639,000, or $0.15 per fully diluted share outstanding, compared to net income of $554,000, or $0.14 per fully diluted share outstanding, for the corresponding period last year.

As previously reported, total sales for the fiscal quarter ended September 25, 2005, increased 3.8%, to $53.0 million, compared to $51.1 million for the same period a year ago. For the third fiscal quarter same store sales rose 5.5% compared to 12.5% for the corresponding period a year ago.

“We're pleased to report another good quarter of earnings per share, particularly given some of the challenging issues we faced this quarter. We are now seeing the tangible effects of surging gas and energy prices on the wallets of our customers, both retail and institutional,” said J. Jeffrey Meder, the Company’s President and CEO. “Although it's too early to say with any certainty, it is my firm belief that this year’s hurricane season has had a negative impact on tourism since the month of June, when the latest data were made available.” Meder added, “We moved our annual anniversary sale from October to September this year with impressive results. It was a hugely successful promotion that drove sales and earnings during the final month of the quarter. Kudos to our marketing, merchandising and store personnel for a great promotion.”

As previously reported, this promotion, which occurred in the month of October in fiscal 2004, is estimated to have increased fiscal September 2005 same store sales by approximately 5 to 6 percentage points. October 2005 same store sales are expected to be negatively impacted as they will be compared to October 2004 sales which included this promotion.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

Forward Looking Statements

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore

VP-Chief Financial Officer

Email:mmoore@costuless.com

425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 25, 2005	September 26, 2004	September 25, 2005	September 26, 2004

Net sales	$ 53,011	$ 51,088	$ 158,545	$ 151,979
Merchandise costs	42,991	41,629	129,253	124,101
Gross profit	10,020	9,459	29,292	27,878

Operating expenses:
Store	7,084	6,764	20,789	19,464
General and administrative	1,652	1,630	4,862	5,096
Store openings	63	58	327	137
Store closings	22	—	81	—
Total operating expenses	8,821	8,452	26,059	24,697

Operating income	1,199	1,007	3,233	3,181

Other income (expense):
Interest expense, net	(121)	(107)	(231)	(331)
Other	(14)	19	68	18
Income before income taxes	1,064	919	3,070	2,868

Income tax provision	425	365	1,185	1,140
Net income	$ 639	$ 554	$ 1,885	$ 1,728

Earnings per common share:
Basic	$ 0.16	$ 0.15	$ 0.48	$ 0.46
Diluted	$ 0.15	$ 0.14	$ 0.45	$ 0.44

Weighted average common shares outstanding, basic	3,989,876	3,742,053	3,920,927	3,727,171
Weighted average common shares outstanding, diluted	4,207,219	4,012,797	4,159,784	3,902,330

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 25, 2005	December 26, 2004
ASSETS

Current assets:
Cash and cash equivalents	$ 4,323	$ 6,081
Accounts receivable, net	1,171	805
Inventories, net	24,577	23,140
Other current assets	1,544	1,053
Total current assets	31,615	31,079

Buildings and equipment, net	18,455	14,345
Deposits and other assets	778	778

Total assets	$50,848	$ 46,202

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 16,045	$ 16,132
Accrued expenses and other liabilities	5,134	5,964
Line of credit	1,703	—
Current portion of long-term debt	267	267
Current portion of capital lease	223	102
Total current liabilities	23,372	22,465

Other long-term liabilities	1,078	920
Long-term debt, less current portion	2,077	2,277
Capital lease, less current portion	1,387	607
Total liabilities	27,914	26,269

Commitments and contingencies	—	—

Shareholders’ equity	22,934	19,933

Total liabilities and shareholders’ equity	$50,848	$ 46,202